Exhibit (a)(5)(ii)

Contact:

1-800-882-0052

BlackRock Multi-Sector Opportunities Trust

Announces Final Results of Tender Offer

New York, November 9, 2022 – BlackRock Multi-Sector Opportunities Trust (the “Trust”) (NASDAQ: XMSOX, CUSIP: 09190C104) today announced the final results of the Trust’s tender offer (the “Tender Offer”) for up to 5% of its issued and outstanding common shares (the “Shares”).

The Tender Offer, which expired at 5:00 p.m. Eastern time on November 8, 2022, was undersubscribed.

Therefore, in accordance with the terms and conditions of the Tender Offer, the Trust will purchase Shares from all tendering stockholders. The final results of the Tender Offer are provided in the table below.

Number of Shares Tendered	Number of Tendered Shares to be Purchased	Purchase Price*
128,986	128,986	$66.59

*	Equal to 100% of the Trust’s net asset value per Share as of November 8, 2022.

Questions regarding the Tender Offer may be directed to Georgeson LLC, the Information Agent for the Tender Offer, toll free at (888) 658-3624.

Important Notice

This press release is for informational purposes only and shall not constitute an offer or a solicitation to buy any common shares. The offer to purchase Trust common shares was made only pursuant to an offer on Schedule TO. Common shareholders may obtain a free copy of the offer to purchase and other documents filed with the Securities and Exchange Commission (the “SEC”) at the website maintained by the SEC at www.sec.gov or by directing such requests to the Trust.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock

Availability of Trust Updates

BlackRock will update performance and certain other data for the Trust on a monthly basis on its website in the “Closed-end Funds” section of www.blackrock.com as well as certain other material information as necessary from time to time. Investors and others are advised to check the website for updated performance information and the release of other material information about the Trust. This reference to BlackRock’s website is intended to allow investors public access to information regarding the Trust and does not, and is not intended to, incorporate BlackRock’s website in this release.

Forward-Looking Statements

This press release, and other statements that BlackRock or the Trust may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Trust’s or BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

With respect to the Trust, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for the Trust or in the Trust’s net asset value; (2) the relative and absolute investment performance of the Trust and its investments; (3) the impact of increased competition; (4) the unfavorable resolution of any legal proceedings; (5) the extent and timing of any distributions or share repurchases; (6) the impact, extent and timing of technological changes; (7) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to the Trust or BlackRock, as applicable; (8) terrorist activities, international hostilities, health epidemics and/or pandemics and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (9) BlackRock’s ability to attract and retain highly talented professionals; (10) the impact of BlackRock electing to provide support to its products from time to time; and (11) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

Annual and Semi-Annual Reports and other regulatory filings of the Trust with the SEC are accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, and may discuss these or other factors that affect the Trust. The information contained on BlackRock’s website is not a part of this press release.

2